Exhibit 99.1

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2005

Recent Highlights
o      Sales of Synagis® increased 12 percent to $472 million
o      FluMist supplements approved by FDA to reduce normal allantoic fluid (NAF) and eliminate FreezeBox storage requirements
o      Ex-U.S. distribution agreement with Abbott amended to include Numax™
o      Data from Phase 1 and Phase 1/2 clinical development trials for Numax presented in March at 7th International Symposium on Respiratory Viral Infections
o      Amended licensing agreement signed with GlaxoSmithKline (GSK) for vaccines to prevent cervical cancer in Phase 3 development at GSK and Merck
o      Dosing initiated in Phase 1 study for nasally administered RSV/PIV-3 vaccine

GAITHERSBURG, MD, April 21, 2005 – MedImmune, Inc. (Nasdaq: MEDI) today announced that total revenues for the 2005 first quarter increased to $510 million from $489 million in the 2004 first quarter. Driving the growth in revenues was a 12-percent increase in worldwide sales of Synagis (palivizumab) to $472 million in the 2005 first quarter compared to $422 million in the 2004 first quarter. Sales of Ethyol® (amifostine) and CytoGam® (cytomegalovirus immune globulin intravenous (human)) were $23 million and $12 million, respectively, in the first quarter 2005 versus $24 million and $10 million, respectively, in the 2004 first quarter. In the 2005 first quarter, sales of FluMist (Influenza Virus Vaccine Live, Intranasal) were $3 million, as sales for the influenza vaccine continued into 2005. In the 2004 first quarter, product sales of FluMist were $26 million, reflecting revenue associated with vaccine that was shipped to MedImmune’s former partner, Wyeth, in 2003. While the product had been shipped in 2003, the associated revenue was not recognized until the first quarter of 2004 when returns and discounts could be reliably estimated.

“Synagis continued to set new worldwide sales records in the first quarter of 2005, and achieved a 13-percent increase in domestic sales,” stated David M. Mott, president and chief executive officer. “In addition, we continued to advance our pipeline by initiating patient enrollment in the Southern Hemisphere for our pivotal Phase 3 study for Numax; completing patient enrollment in our Phase 2 prostate cancer study with Vitaxin®; and starting a Phase 1 study with our intranasal RSV/PIV-3 vaccine. Through these developments and other advances, we continue to make steady progress towards our long-term goal of achieving approximately $2 billion in revenues in 2009.”

MedImmune’s net earnings for the 2005 first quarter also increased to $114 million, or $0.45 per diluted share, from $111 million, or $0.43 per diluted share in the 2004 first quarter.

Gross margins on product sales were 76 percent in the 2005 first quarter and 67 percent in the 2004 quarter. Gross margins for FluMist did not materially impact overall margins for the 2005 first quarter, but reduced 2004 first quarter gross margins by eight percentage points.

Research and development expenses increased to $69 million in the 2005 first quarter from $50 million in the 2004 first quarter largely due to increased expenses from ongoing preclinical activities and clinical trials for product candidates, including Numax and CAIV-T.

Selling, general and administrative costs in the 2005 first quarter increased to $158 million from $124 million in the 2004 first quarter, due primarily to increased co-promotion expense related to sales of Synagis and the impact of the ongoing costs associated with last year’s expansion of the pediatric commercial organization.

The effective tax rate for the 2005 first quarter was 35 percent compared to 37 percent in the 2004 first quarter, reflecting an increase in the amount of credits available for R&D activities.

Cash and marketable securities at March 31, 2005 were $1.9 billion, up from $1.7 billion at December 31, 2004, primarily due to operating cash flow generated in the first quarter. During the 2005 first quarter, MedImmune repurchased about 700,000 shares of its common stock at a total cost of approximately $17 million.

Looking Ahead in 2005
MedImmune is reconfirming its previously stated annual guidance for 2005 issued on February 3, 2005. The company’s guidance is provided as a convenience to investors. Guidance and objectives provided by the company are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. For a discussion of the risks associated with these forward-looking statements, see the Disclosure Notice below.

Conference Call & Webcast
MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, April 21, 2005 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via the MedImmune website until April 28, 2005. An audio replay of the webcast will be available beginning at 10:00 a.m. eastern time on April 21, 2005 and ending at midnight April 28, 2005 by calling (888) 286-8010. The passcode for the audio replay is 26521150.

About MedImmune, Inc.
MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With approximately 2,000 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website.

DISCLOSURE NOTICE: This announcement contains historical financial information as of and for the three-month periods ended March 31, 2005 and March 31, 2004 that is unaudited (except for the balance sheet information as of December 31, 2004), and MedImmune assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation.

This announcement also contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties and are present in the section captioned “Looking Ahead in 2005,” as well as other sections containing statements with words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects for reasons set forth in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2004, its current reports on Form 8-K filed for events occurring in 2005 and other public disclosures and filings with the U.S. Securities and Exchange Commission. Consequently, actual results may differ materially from those projected in the forward-looking statements.

MedImmune is also developing several products for potential future marketing and the overall success of these development efforts is important for the company’s long-term prospects. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.

This press release can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

— Tables Follow —

MedImmune, Inc.
Consolidated Statements of Operations (unaudited)
(in millions, except per share data)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Product sales	$508.7	$483.2
Other revenue	1.1	5.8

	509.8	489.0

Costs and expenses:
Cost of sales	119.8	158.2
Research and development (1)	69.3	49.8
Selling, general and administrative	157.5	123.7
Other operating expenses	2.6	1.8

	349.2	333.5

Interest income, net	14.7	14.0
Gain on investment activities	0.3	6.7

Earnings before income taxes	175.6	176.2
Provision for income taxes	61.5	65.2

Net earnings	$114.1	$111.0

Basic earnings per share	$0.46	$0.45

Shares used in computing basic earnings per share	248.1	248.2

Diluted earnings per share (2)	$0.45	$0.43

Shares used in computing diluted earnings per share (2)	257.2	258.2

(1)     Research and development expenses in the 2005 quarter include $0.9 million in transition expenses related to the termination of the Wyeth agreements for the influenza vaccine franchise.

(2)     In accordance with EITF No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which became effective during 2004, the Company’s 1% Convertible Senior Notes are now included in diluted earnings per share using the if-converted method, regardless of whether the market price trigger has been met, unless the effect is anti-dilutive. In accordance with the EITF, prior period diluted earnings per share have been restated for comparative purposes. Earnings used in computing diluted earnings per share, after assumed conversion of convertible notes, was $114.7 million and $112.2 million for the three months ended March 31, 2005 and 2004, respectively.

MedImmune, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets:
Cash and marketable securities	$1,883.7	$1,706.1
Trade and contract receivables, net	219.2	206.6
Inventory, net	72.5	64.1
Deferred taxes, net	128.3	177.9
Property and equipment, net	318.8	310.9
Goodwill and intangible assets, net	35.7	37.9
Other assets	59.6	60.9

	$2,717.8	$2,564.4

Liabilities and shareholders' equity:
Accounts payable	$13.5	$15.1
Accrued expenses	408.3	337.3
Other liabilities	32.5	30.3
Long term debt	506.9	507.1
Shareholders' equity	1,756.6	1,674.6

	$2,717.8	$2,564.4

Common shares outstanding	248.2	248.5

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